Exhibit 10.13

Radian Group Inc. Savings Incentive Plan

Amended and Restated Effective January 1, 1997

Amendment No. 2

WHEREAS, the Radian Group Inc. (the “Company”) maintains the Radian Group Inc. Savings Incentive Plan (the “Plan”) amended and restated in its entirety effective January 1, 1997 for the benefit of its eligible employees and the eligible employees of the Participating Companies; and

WHEREAS, the Company, pursuant to the provisions of Section 11.1 of the Plan, has the ability to amend the Plan by action of its Board of Directors; and

WHEREAS, the Company desires to amend the Plan to provide full vesting to a participant who is not a United States citizen upon such participant’s permanent transfer of employment to Radian Representatives Ldt.; and

WHEREAS, the Company further desires to amend the Plan to provide for the transfer of certain automatic cash-out distributions to mandatory rollover IRAs pursuant to Section 401(a)(31)(B) of the Internal Revenue Code.

NOW THEREFORE, the Plan is hereby amended in the following respects, effective as of the dates indicated below:

1. Effective February 1, 2005, a new Section 5.1(c) is added to Article V to read as follows:

(d) Notwithstanding any provisions of the Plan to the contrary, the Participant whose Social Security Number is         -    -         shall be deemed to have a 100% nonforfeitable interest in her Matching Contribution and Discretionary Contribution Accounts as of her first day of employment with Radian Representatives Ldt. UK.

2. Effective with respect to distibutions made on or after February 28, 2005, Section 6.11(a) is amended to read as follows:

(a) (1) In the case of a Participant who has a Separation from Service (other than by reason of retirement, death, or Total Disability) and who has a nonforfeitable interest in his Account which is $5,000 ($3,500 prior to January 1, 1998) or less, excluding any amounts contributed to the Plan by the Participant pursuant to Section 3.9, the nonforfeitable interest of such Participant, valued in accordance with Article IV, shall be paid to such Participant in a single lump sum as soon as practicable following 60 days after his Separation from Service.

(2) In the event of a mandatory distribution made in accordance with Section 6.11(a)(1) which is greater than $1,000 but less than or equal to $5,000, if, after receiving the notice described in Code Section 402(f), a Participant does not elect to have such distribution either (i) paid as a direct rollover to an “eligible retirement plan” as such term is defined in Code Section 401(a)(31)(E) or (ii) paid as a single lump sum directly to the Participant, then the Plan Administrator shall pay such distribution in a direct rollover to an individual retirement plan designated by the Plan Administrator.

IN WITNESS WHEREOF, Radian Group Inc. has caused this Amendment No. 2 to be executed by its duly authorized party on this 8th day of February, 2005.

Radian Group Inc.

By:	/s/ Robert E. Croner
Title:	SVP, Human Resources

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